Exhibit 99.1

People’s United Financial, Inc.

Announces Annual Shareholders Meeting Date

Bridgeport, Conn., November 5, 2021 – People’s United Financial, Inc. (the “Company”) (NASDAQ: PBCT), the holding company for People’s United Bank, N.A., announced today that the Annual Meeting of Shareholders (the “2021 Annual Meeting”) will be held on Thursday, December 16, 2021, at 2:00 p.m. The close of business on November 16, 2021, has been set as the record date for determination of shareholders entitled to notice of, and to vote at, the 2021 Annual Meeting.

The Company has rescheduled the 2021 Annual Meeting in order to comply with NASDAQ corporate governance requirements. The 2021 Annual Meeting had been delayed due to the pending merger of the Company with M&T Bank Corporation (the “Merger”). If all closing conditions for the completion of the Merger, including receipt of approval from the Board of Governors of the Federal Reserve System, are satisfied or waived prior to December 16, 2021, the 2021 Annual Meeting will not be held.

The Company will file with the Securities and Exchange Commission and deliver to shareholders definitive proxy materials containing additional information about the 2021 Annual Meeting. The Company has established the close of business on November 15, 2021, as the new deadline for the receipt of any shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Eligible shareholders who wish to submit a proposal for inclusion in the proxy statement must submit the proposal to the Company’s Corporate Secretary by mail at People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. Any such proposal must comply with the requirements set forth in the Company’s Bylaws and Rule 14a-8 under the Exchange Act, in order to be included in the Company’s proxy statement and proxy card for the 2021 Annual Meeting.

About People’s United Financial

People’s United Financial, Inc. is a financial holding company headquartered in Bridgeport, Connecticut. People’s United Bank, N.A. a subsidiary of People’s United Financial, Inc., is a diversified, community-focused financial services company headquartered in the Northeast with more than $63 billion in assets. Founded in 1842, People’s United Bank offers commercial and retail banking through a network of nearly 400 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire, and Maine, as well as wealth management solutions. People’s United Bank also provides specialized commercial services to customers nationwide.